Exhibit 99.1

September 25, 2017	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
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RAYMOND JAMES COMPLETES REDEMPTION OF OUTSTANDING 8.60% SENIOR NOTES

ST. PETERSBURG, Fla. - Pursuant to its previously announced plans, on September 25, 2017 (the “Redemption Date”), Raymond James Financial, Inc. (NYSE: RJF) (the “Company”) redeemed all of its outstanding 8.60% Senior Notes due 2019 (“Senior Notes”).
The aggregate principal amount outstanding of the Senior Notes was $300 million. The total cash paid to redeem the Senior Notes was approximately $339.8 million, which included accrued and unpaid interest of $2.9 million and a make-whole premium of $36.9 million. The redemption price was equal to accrued and unpaid interest to the Redemption Date plus the greater of (i) 100% of the principal amount of the notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon, discounted to the Redemption Date on a semi-annual basis at a discount rate equal to the Treasury Rate (as defined in the notes and the relevant indenture), plus 50 basis points.

The Bank of New York Mellon Trust Company, N.A., as trustee under the indenture for the Senior Notes (the “Trustee”), acted as the paying agent for the Company in connection with this redemption. The Company utilized cash on hand for the redemption of the Senior Notes.

As a result of redemption of the Senior Notes, the related First Supplemental Indenture, dated August 20, 2009, between the Company and the Trustee, has been satisfied and discharged in accordance with its terms as of the Redemption Date.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,300 financial advisors in 3,000 locations throughout the United States, Canada and overseas. Total client assets are $681 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.